Execution Version

ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is dated as of January 1, 2026, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the “Trust”).

WITNESSETH:

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 1, 2026 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to each of SA VCP Dynamic Allocation Portfolio and SA VCP Dynamic Strategy Portfolio (each, a “Portfolio”); and

WHEREAS, the Trust, on behalf of each Portfolio, pays the Adviser as compensation for services provided to each Portfolio, a management fee at the annual rates set forth in the Advisory Agreement (the “Management Fee”); and

WHEREAS, the Adviser has entered into a Subadvisory Agreement with AllianceBernstein L.P. (the “Subadviser” or “AB”), dated January 1, 2026 (as amended from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to each Portfolio; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to each Portfolio, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, the Subadviser manages the “Overlay Component” of each Portfolio by investing in derivative instruments to manage the Portfolio’s net equity exposure as well as fixed income securities and short-term investments to generate income, manage cash flows, and meet the Portfolio’s liquidity needs, among other things, and in connection therewith, a portion of such Overlay Component may be invested in the AB Government Money Market Portfolio, a series of AB Fixed-Income Shares, Inc. (the “AB Portfolio”) as needed, in order to manage daily cash flows to or from the Portfolio; and

WHEREAS, the Subadviser has agreed to implement partial fee waivers and/or reimbursements for certain of its institutional clients that are invested in the AB Portfolio, such as each Portfolio; and

WHEREAS, the Subadviser has voluntarily agreed to waive its Subadvisory Fee with respect to each Portfolio up to the amount of any advisory fees it receives from the AB Portfolio, in connection with any investment by AB on behalf of such Portfolio in the AB Portfolio (the “AB Fee Waiver”); and

WHEREAS, the AB Fee Waiver may be modified or discontinued at any time by AB; and

WHEREAS, the Adviser has voluntarily agreed to waive its fees under the Advisory Agreement, in the amounts set forth herein.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser voluntarily agrees to waive its Management Fee under the Advisory Agreement with respect to each Portfolio in an amount equal to the AB Fee Waiver in order to pass the benefit of such waiver onto the Portfolio in connection with the Portfolio’s investments in the AB Portfolio (the “AB Portfolio Waiver”).

2.

The AB Portfolio Waiver may be terminated at any time by the Adviser. In addition, the AB Portfolio Waiver shall terminate automatically upon the termination of the AB Fee Waiver or upon termination of the Advisory Agreement with respect to a Portfolio.

3.	This Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Agreement may be amended by mutual consent of the parties hereto in writing.

5.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.

The Declaration of Trust establishing the Trust, dated as of September 11, 1992, as amended and restated as of April 27, 2022, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

SUNAMERICA SERIES TRUST, on behalf of each of SA VCP Dynamic Allocation Portfolio and SA VCP Dynamic Strategy Portfolio

By:	/s/ Gregory R. Kingston
Name: Gregory R. Kingston
Title: Treasurer

[Signature Page to Advisory Fee Waiver Agreement – VCP Portfolios]